Exhibit 10.3

FUELS TERMINALLING AGREEMENT
HILO, HAWAII

This Fuels Terminalling Agreement (“Agreement”) is made as of this 18th day of February, 2016, by and between Chevron U.S.A. Inc., through its division Chevron Products Company (“Chevron”) whose address is 91-480 Malakole St., Kapolei, Hawaiʿi 96707, and Hawaii Electric Light Company, Inc. (“Hawaii Electric Light”) whose principal place of business is at 1200 Kilauea Avenue, Hilo, Hawaiʿi 96720 and whose mailing address is P.O. Box 1027, Hilo, Hawaiʿi 96721, (Chevron and Hawaii Electric Light collectively referred to as “Parties” or individually as “Party”) covers Terminalling of the Products described below at the Chevron Facility effective as of the Effective Date set forth below.
WHEREAS, Hawaii Electric Light is in the business of generation, transmission and distribution of electrical power on the island of Hawai’i, State of Hawaii;

WHEREAS, Chevron represents that it is equipped and has the ability to receive, store, deliver, and discharge industrial fuel oil (“IFO”) and no. 2 diesel (“Diesel”) utilizing fuel storage tanks at Chevron’s Hilo Harbor Terminal; and

WHEREAS, Chevron is willing to receive barge deliveries of IFO and Diesel for storage and discharge to Hawai’i Electric Light via Chevron’s truck loading rack or through Hawai’i Electric Light’s pipeline to its Kanoelehua Hill Generating Station (“Hill Plant”) located at 54 Halekauila Street, Hilo, Hawaii.

NOW, THEREFORE, it is mutually agreed by the Parties hereto as follows:

ARTICLE I
DEFINITIONS

Except where otherwise indicated, the following definitions shall apply throughout this Agreement.

1.1
“Affiliate”, except where otherwise expressly provided, means an entity controlling, controlled by or under common control with Chevron or Hawaii Electric Light, as the case may be. For the purposes of this definition “control” (including with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of a majority of voting securities, by contract or otherwise, and it being understood and agreed that with respect to a corporation, limited liability company, or partnership, control shall mean direct or indirect ownership of equal to or more than 50% of the voting stock or limited liability company interest or general partnership interest or voting interest in any such corporation, limited liability company or partnership.

1.2	“API” means American Petroleum Institute, a long-established petroleum industry organization.

1.3	“ASTM” means the American Society for Testing and Materials, a long-established source of standard testing and evaluation methods for petroleum.

1.4	“barrel” “BBLS” means 42 American bulk gallons at 60 degrees Fahrenheit (“DF”).

1.5
“BTU” and “BTU Content” means British Thermal Unit and refers to the standard assessment of Fuel’s gross heating value or gross heat content of Fuel determined in accordance with the test method specified in this Agreement.

1.6
“business day” shall mean Monday through Friday, except for a day as to which physical locations of commercial banks in Honolulu, Hawaii are closed for business to the public due to a scheduled holiday.

1.7
“Certificate of Quality” means the formal document recording the Chevron’s laboratory determination of quality and BTU content of a particular sample which represents a specific delivery, said laboratory determinations having been performed in accordance with the test methods described herein.

1.8	“Chevron Facility” means the Chevron’s Hilo, Hawaii Terminal, located at 666 Kalanianaole Ave., Hilo, Hawaii 96720.

1.9	“Commission” means the State of Hawaii Public Utilities Commission.

1.10	“Commission Approval Order” is defined in Section 2.2 below.

1.11	“Consumer Advocate” means the Division of Consumer Advocacy of the Department of Commerce and Consumer Affairs of the State of Hawaii.

1.12	“day” or “days” means a calendar day of 24 hours.

1.13	“Diesel” means No. 2 Diesel produced in conformity with the provisions of the quality in the Specification which are set forth herein.

1.14	“DOT” means the Department of Transportation of the State of Hawaii and/or of the United States, as the case may be.

1.15	“Effective Date” is defined in Section 2.3 below.

1.16	“Extension” means any Agreement term in addition to and after the Original Term, each of which is a 12-Month period beginning January 1.

1.17	“Fuel” means singularly and collectively Industrial Fuel Oil (“IFO”) and No. 2 Diesel (“Diesel”) meeting the Specifications described in Exhibit A.

1.18	“gallon” means a United States liquid gallon of 231 cubic inches at 60 DF.

1.19
“Governmental Authority” means any international, foreign, federal, state, regional, county, or local Person having governmental or quasi-governmental authority or subdivision thereof, including recognized courts of Law, or other body or entity of competent jurisdiction.

1.20
“Independent Inspector” means a qualified third-party petroleum inspection contractor acceptable to both Parties providing petroleum sampling, measurement and other services before, during and after a delivery.

1.21
“Inter-island Supply Contract” means that certain Inter-island Supply Contract for Petroleum Fuels, dated February 18, 2016, by and between Hawaiian Electric Co., Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited, and Chevron U.S.A. Inc. (through its division Chevron Products Company).

1.22
“Law” means any law, decree, directive, judgment, order, decision, interpretation, enforcement, statute, code, ordinance, rule, regulation, treaty, convention, or any action, direction or intervention or other requirement of any Governmental Authority.

1.23	“Line Displacement Stock” means Fuel used to displace or flush or move existing Fuel in a pipeline.

1.24
“LSFO Supply Contract” means that certain Supply Contract for LSFO, Diesel and MATS Fuel, dated February 18, 2016, by and between Hawaiian Electric Company, Inc. and Chevron U.S.A. Inc. (through its division Chevron Products Company).

1.25
“MATS Fuel” means Fuel that is compliant with the Environmental Protection Agency’s (“EPA”) rule to reduce emissions of toxic air pollutants from power plants, specifically Mercury and Air Toxics Standards (MATS).

1.26	“month” means a calendar month.

1.27	“Original Term” is defined in Section 2.1 below.

1.28	“Party” and “Parties” are defined in the first paragraph above.

1.29
“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity.

1.30	“Pipeline Delivery” means a delivery of Product which is delivered by pipeline from the Chevron Facility to Hawaii Electric Light’s power plants.

1.31	“Product(s)” means Industrial Fuel Oil (“IFO”) and/or No. 2 Diesel (“Diesel”) which shall be stored, received, delivered or piped into and from the Chevron Facility.

1.32	“Representatives” of a Party shall mean the respective officers, directors, members, managers, employees, and agents of such Party or its Affiliates.

1.33	“Specification” means the fuel quality specifications applicable to Fuel as described herein and stated in Exhibit A.

1.34	“Term” means the Original Term and any Extension(s).

1.35	“Terminalling Services” means the receipt, storage, delivery, blending and handling of Hawaii Electric Light’s Products, as further described in Article III.

1.36
“Terminalling Services Fee” or [ … ] means the per barrel fee (set forth on Exhibit B) paid in exchange for Chevron’s storage and handling of fuel products which includes all associated services, Chevron Facility personnel costs, operations and maintenance, and any miscellaneous expenses, excluding taxes.

1.37
“Unavailable Day” means each 24 consecutive hour period during which Chevron is unable (other than due to the fault of Hawaii Electric Light) to provide any of the Terminalling Services including (but not limited to): (i) receive Products at the Chevron Facility and/or (ii) deliver Hawaii Electric Light’s Product at the Chevron Facility.

1.38	“USD” means currency denominated in U.S. dollars.

1.39	“year” means a calendar year.

ARTICLE II
TERM

Section 2.1:     Term. The initial term of this Agreement (“Original Term”) shall be from the Effective Date through and including December 31, 2019, and shall continue in succession thereafter for one or more Extensions, each a period of twelve (12) months, beginning each successive January 1, unless Hawaii Electric Light or Chevron gives written notice of termination at least one hundred twenty (120) days before the beginning of an Extension.
Section 2.2:     Regulatory Approval.
(a)    Hawaii Electric Light will file an application with the Commission requesting approval of this agreement following its execution. This agreement is contingent upon the issuance of a decision and order by the Commission that: (i) approves this agreement and its pricing and terms and conditions, (ii) is in form deemed to be reasonable by Hawaii Electric Light, in its sole discretion; and (iii) allows Hawaii Electric Light to include the reasonable costs incurred by Hawaii Electric Light pursuant to this agreement in its revenue requirements for ratemaking purposes and for the purposes of determining the reasonableness of Hawaii Electric Light’s rates and/or for cost recovery above those fuel costs included in the base rate through Hawaii Electric Light’s Energy Cost Adjustment Clause, hereinafter, the “Commission Approval Order”.
(b)    Without limiting the foregoing, Chevron understands that the Commission Approval Order may not be in a form deemed to be reasonable to Hawaii Electric Light if it: (i) contains terms and conditions deemed to be unacceptable to Hawaii Electric Light, in its sole discretion, or; (ii) it denies or defers ruling on any part of the application, or (iii) is not final (or deemed to be final by Hawaii Electric Light, in its sole discretion), because the Commission Approval Order has been appealed or Hawaii Electric Light is not satisfied that no party to the proceedings in which the Commission Approval Order is issued, or other aggrieved person with the right to appeal, intends to seek a change in such Commission Approval Order through motion or appeal.
(c)    If Hawaii Electric Light has not received a final or interim Commission Approval Order and provided Chevron written notice of the same by October 1, 2016 or if Hawaii Electric Light’s request for Commission approval of this Agreement is denied in whole or in part, then either Chevron or Hawaii Electric Light may terminate this Agreement by providing written notice of such termination delivered to the other prior to the Effective Date, as it is defined in Section 2.3. In such event of termination, each Party shall bear its own respective fees, costs and expenses incurred prior to termination, if any, in preparation for performance hereunder, and the Parties shall have no further obligation to each other with respect to this Agreement except for indemnity and any confidentiality obligations assumed by the Parties hereunder.
Section 2.3: Effective Date. This Agreement shall become effective on the date (“Effective Date”) of receipt by Hawaii Electric Light of the Commission’s final or interim Commission Approval Order, and Hawaii Electric Light will provide Chevron with written notice of the same within five (5) business days from receipt by Hawaii Electric Light. Alternatively, the Parties may agree in writing that some other date shall be deemed the Effective Date. Neither Party shall have any binding obligations under this Agreement until the Effective Date, except that the Parties agree that upon full execution of this Agreement they will be bound by Section 2.2 (Regulatory Approval), Section 12.1 (Force Majeure), Section 13.1 (Compliance with Laws and Regulations), Section 15.1 (Indemnity) and all provisions of Article XVII and Article XVIII.
ARTICLE III
TERMINALLING SERVICES

Chevron agrees to provide the following Terminalling Services to Hawaii Electric Light in accordance with the terms and conditions of this Agreement.

Section 3.1:     Scope of Services. Chevron agrees to provide the Chevron Facility for the storage and handling of Hawaii Electric Light’s Products. When instructed by Hawaii Electric Light, Chevron agrees to receive Hawaii Electric Light’s Products into the Chevron Facility, to store such Product, and to deliver same from the Chevron Facility. Chevron shall provide dedicated storage tanks and receive, store and hold in Chevron’s custody, handle, and deliver Hawaii Electric Light’s Products as described in this Agreement. Services shall include all personnel labor, operational and maintenance costs of the Chevron Facility, and any miscellaneous costs associated with providing Terminalling Services to Hawaii Electric Light.     Chevron shall provide Terminalling Services in accordance with Good Industry Practice and in compliance with all applicable laws. For purposes of this Agreement, “Good Industry Practice” means the generally recognized standards for operation and maintenance of petroleum terminal facilities.

Section 3.2:    Storage. Chevron will maintain throughout the Original Term and any Extension(s) of this Agreement dedicated storage of Hawaii Electric Light’s Product, with minimum volumes of storage capacity as listed below:
[ … ]

Section 3.3:     Receipt and Delivery Modes. Subject to Section 4.2 (Quantity) Products will enter and exit the Chevron Facility as follows:
Product Receipts Into the Chevron Facility:

(a)    Hawaii Electric Light’s Chartered Barge.
Product receipts from Hawaii Electric Light’s Chartered Barge shall contain a […] barrels of combined Products and shall arrive at regular intervals.

(b)    Chevron’s Chartered Barge.

(c)    Hawaii Electric Light’s Nominated Barge (for the purposes of line flush activity described in Section 4.2(d).

(d)    Hawaii Electric Light’s receipt of Product into the Chevron Facility is subject to Section 8.2 (Chevron Facility hours of operation).

Product Deliveries Out of the Chevron Facility:
(a)     Into Hawaii Electric Light designated tanker trucks at Chevron Facility’s loading rack.
(b)     Into pipeline owned and operated by Hawaii Electric Light to its Hill Plant.
Hawai’i Electric Light’s receipt of Product from Chevron Facility is subject to Section 8.2 (Chevron Facility Hours of Operation).
The quality of Products to be delivered hereunder shall comply with the Specifications for Fuel, attached hereto as Exhibit A.
Section 3.4:    Terminalling for Third Parties. Hawaii Electric Light shall not have the right to provide third party Terminalling Services at the Chevron Facility without the prior written consent of Chevron […]

ARTICLE IV
DETERMINATION OF QUANTITY AND QUALITY

For the purpose of this Agreement, a barrel shall consist of forty-two (42) U.S. gallons and a gallon shall contain two hundred thirty-one (231) cubic inches when corrected to 60° DF. All measurements shall be in accordance with API standards. All measured volumes shall be adjusted to those conditions in accordance with the latest ASTM or API test methods.

Section 4.1: Quality Determination.

(a)    After loading Hawaii Electric Light's nominated barge with Product destined for Chevron’s Facility, an independent inspector shall take a minimum of three (3) sealed vessel composite samples of each Product from the delivering barge with one part for the Chevron Facility’s designated laboratory for Chevron’s retention, one part for Hawaii Electric Light’s designated laboratory for testing, which shall be Hawaiian Electric’s laboratory and one to be retained by the Independent Inspector for a period of not less than three (3) months for any quality discrepancies.
(b)    All Product received into the Chevron Facility shall conform with the Product Specifications set forth in Exhibit A hereto, and/or other specifications as may be mutually agreed to by the Parties. The quality of the Product received into the Chevron Facility shall be determined by analysis of the test sample in accordance with the specifications in Exhibit A. Whenever Hawaii Electric Light purchases Product (to be delivered into the Chevron Facility) from a Party other than Chevron, Hawaii Electric Light shall provide or direct independent inspector to provide Chevron with both a preliminary analysis (API gravity, appearance and, in the case of diesel fuel, flash point), and final Certificate of Analysis from the results of the vessel composite sample at load port prior to discharge into the Chevron Facility.
(c)    A “vessel composite” sample shall also be taken of the each Product by the independent inspector after the barge reaches Hilo and before it is unloaded. Sealed test samples will be provided to Hawaiian Electric’s lab, Chevron, and retained by the independent inspector for no less than three (3) months.
(d)    A “running tank composite” sample shall be taken of the shore receiving tanks by Chevron after the barge contents are received and Chevron will test this sample to determine API, flash point and record this information on the “Chevron Petroleum Delivery Receipt Record”. The final API and loading temperature is used to determine “net loaded” amounts for subsequent truck lifting’s from the Chevron Facility.
(e)    If Chevron becomes aware that any sample for Product owned by Hawaii Electric Light indicates the presence of contamination or Product that does not meet the established Product Specifications, Chevron shall immediately notify Hawaii Electric Light. Chevron shall also have the right but not the obligation to verify the results of Hawaiian Electric’s laboratory analyses. The determination of quality for purposes of this Agreement shall be based on Hawaiian Electric’s laboratory results provided that the arithmetic difference between Hawaiian Electric’s and Chevron’s laboratory results is equal to or less than the then existing reproducibility standard for the appropriate test method referenced in Exhibit A. If the difference between Hawaiian Electric’s and Chevron’s laboratory results is greater than this reproducibility standard, the Parties will confer, in good faith, to resolve the difference. If any dispute by Chevron regarding Hawaiian Electric’s quality determination is not promptly resolved, Chevron may request analysis of the sample retained by the independent inspector by an independent laboratory, whose determination shall be final and binding on both Parties (absent manifest error or fraud). Chevron and Hawaii Electric Light shall share equally the cost of such independent analysis.

(f)    Any difference between such inspector’s findings and those of Chevron shall be promptly discussed by Chevron and Hawaii Electric Light and, if an agreement cannot be reached as to whether the Product is contaminated or otherwise non-conforming, then Chevron shall have the right to reject the delivery unless Hawaii Electric Light provides a waiver of responsibility to Chevron’s satisfaction.
(g)    Chevron shall not be obligated to accept Product into the Chevron Facility if such Product does not meet the specifications set forth in this Agreement or as otherwise agreed to by the Parties or does not fully comply with all legal requirements at the time of delivery but will notify Hawaii Electric Light immediately of the situation.
(h)    Hawaii Electric Light’s storage of Product hereunder is segregated and Chevron shall not commingle or introduce Product into the Chevron Facility storage dedicated to Hawaii Electric Light’s Product from any source (including third parties using the Chevron Facility or Chevron’s own product) without the express written permission of Hawaii Electric Light.
(i)    Chevron shall perform water draws of its Chevron Facility tank(s) after each receipt of Product by way of barge, and record the results of such draws for Hawaii Electric Light’s review, at no additional cost to Hawaii Electric Light.
(j)       [ … ]
(k)    [ … ]

Section 4.2: Quantity.

(a)The quantity of Product shall be determined by the Independent Inspector at the time of the receipt at the Chevron Facility by gauging Chevron’s shore tanks before and after loading or, at Hawaii Electric Light’s option and expense, by use of a meter capable of measuring the volume discharged from the barge. The charges for the Independent Inspector shall be paid by Hawaii Electric Light unless otherwise specified in this Agreement.

(b)Each barge delivery quantity of Product received into the Chevron Facility shall be recorded on the Independent Inspector’s report. The Independent Inspector shall separately gauge the barge tanks upon the barge’s arrival at Hilo harbor before and after loading and record such quantity on the report.

(c)The Parties agree that if the measurement of Product received into or issued from the Chevron Facility shore receiving tank is, in the opinion of the Independent Inspector, considered to have been rendered inaccurate for any reason including, but not limited to, operational constraints, physical loss of Product or inadvertent transfer of Product within the Chevron Facility, then the quantity of Product received into the Chevron Facility by way of barge delivery may be determined by the Independent Inspector’s recorded measurement of the barge tanks before and after discharge.

(d)To the extent it is necessary to refill the pipeline with a fuel Product that existed in the pipeline immediately prior to each shipment of Hawaii Electric Light’s Product, including line flushes (“Line Displacement Stock”), Hawaii Electric Light shall pay the supplier of such Line Displacement Stock directly. When pipeline flushes are necessary and require manpower by Chevron, the supplier of the Line Displacement Stock will make a reasonable effort to coordinate with the Chevron Facility and perform the tank watch, tank gauging, and Product sampling. [ …]

(e)Hawaii Electric Light shall not be invoiced for the quantity of Product loaded into Hawaii Electric Light’s tanker trucks. Such quantities are measured for recordkeeping purposes only. For truck loadings, the quantity of Product loaded into Hawaii Electric Light’s contracted tanker trucks shall be determined at the time of the loading of each such truck at the Chevron Facility load rack based on the Chevron Facility’s meters, converted to 60 DF by the Chevron Facility’s automated rack control system as reflected on the Bills of Lading, or in the case of meter failure or absence of meters, tanker truck calibration charts shall be used and the volume converted to 60 degrees Fahrenheit on the basis of manual temperature measurement of the receiving tanker truck. Chevron shall maintain seals on its meters and shall test and calibrate its meters on a semi-annual basis or within a period otherwise in accordance with industry standards, whichever is less. Chevron shall give Hawaii Electric Light a written schedule of calibration test times, and Hawaii Electric Light shall have the right to have its representative present to observe such calibration test and to review such test results.

ARTICLE V
EVAPORATION OR HANDLING LOSS

Hawaii Electric Light recognizes that normal handling of Product within the Chevron Facility may result in losses in Product volume due to evaporation, shrinkage, line loss, clingage, etc.
Section 5.1:    Responsibility for Loss, Damage or Contamination. Chevron shall be responsible for any type of loss of or damage to (including contamination) the Product while it is in Chevron’s custody to the extent such loss or damage is caused by Chevron’s (i) failure to use reasonable care in receiving, handling, storing, and/or delivering the Product, (ii) negligence or willful misconduct, (iii) failure to use Good Industry Practice or comply with applicable Law, or (iv) breach of this Agreement. Chevron shall not in any event be liable for more than the actual cost of the Product (delivered to the Chevron Facility) to Hawaii Electric Light for any contamination, damage or loss of Product, nor for special or consequential damages arising out of any contamination or loss of Product, no matter how such contamination, damages or loss shall have occurred or been caused, provided, however, that Chevron shall, subject to Section 16.2, indemnify Hawaii Electric Light against any actual, reasonable and necessary costs and expenses directly incurred by Hawaii Electric Light as a result of any contamination of the Product, as well as any fines, and penalties actually levied against and paid by Hawaii Electric Light by reason of Product contamination for which Chevron is responsible hereunder. At Hawaii Electric Light’s option, Chevron may in lieu of payment (at its sole cost and expense) either (1) replace the lost, damaged or contaminated Product with Product of the same quality and quantity delivered to the Chevron Facility or (2) restore the damaged or contaminated Product to original receipt quality. Any salvage or residual value received or credited for the lost or damaged Product shall revert to or be credited to the Party which replaced the lost or damaged Product in the event that Chevron or Hawaii Electric Light replaces any portion or the entire lost or damaged Product.

Section 5.2:     Normal Losses and Abnormal Losses. Subject to the immediately following sentence, Hawaii Electric Light shall be responsible for normal evaporation or handling losses, except to the extent such losses are caused by Chevron’s (i) failure to use reasonable care in receiving, handling, storing and/or delivering the Product, (ii) negligence or willful misconduct, (iii) failure to use Good Industry Practice or comply with applicable Law, or (iv) breach of this Agreement (any losses, resulting from the events described in (i) through (iv), an “Abnormal Loss”). Notwithstanding the foregoing, Hawaii Electric Light’s share of losses (other than Abnormal Losses) [ … ] of Hawaii Electric Light’s total quantity of Product received at the Chevron Facility during the relevant calendar year. Losses shall be settled within thirty (30) days after each calendar year and at the expiration of this Agreement.
Section 5.3:    Loss Allowance and Settlement of Normal Losses. Chevron shall be responsible for any terminalling losses of Product [ …] based on the losses as a percentage of total quantity received into the Chevron Facility during the period for which the losses are being determined; provided, however, that the […] shall not apply to Abnormal Losses, in which case Chevron shall be responsible for the entire volume of the lost, damaged or contaminated Product. The net losses for evaporation and handling shall be determined and mutually agreed to monthly by comparing the month-end Product book inventory with the month-end Product physical inventory. Settlement of any net losses (other than Abnormal Losses) shall be handled by Chevron at the end of each calendar year and at the termination or expiration of this Agreement through: (a) a credit to Hawaii Electric Light’s account against the next invoice following the end of the calendar year, or (b) if at the expiration or termination of this Agreement, payment to Hawaii Electric Light shall be within thirty (30) days of the end of expiration or termination of this Agreement. The price of the Product shall be based upon Hawaii Electric Light’s actual average calendar month purchase price of the grade of Product delivered to the Chevron Facility, as documented by Hawaii Electric Light for the calendar month in which the losses were incurred.
Section 5.4:    Notification and Settlement of Abnormal Losses. Chevron shall notify Hawaii Electric Light upon Chevron’s discovery or knowledge of any Abnormal Loss as soon as practicable (but in no event later than forty-eight (48) hours from Chevron’s initial discovery or knowledge thereof). Chevron’s notification to Hawaii Electric Light shall include the volume of the Abnormal Loss, together with any other known pertinent information related thereto. Abnormal Losses shall be settled at the end of the calendar month in which they occurred. The price of the Product to be paid by Chevron for any Abnormal Loss shall be in accordance with the last sentence in Section 5.3 above.
ARTICLE VI
PRICE

Section 6.1:     Pricing. Pricing of Terminalling Services under this Agreement shall be as set forth on the attached Exhibit B.

Section 6.2:     Rounding. All prices, price formula component value averages and other sums payable with respect to Terminalling Services and Terminalling Services Fees or the Discounted Terminalling Services Fees (as applicable) hereunder shall be stated in the nearest hundredths of a dollar unless specifically provided otherwise.

ARTICLE VII
PRODUCT RECEIPTS AND DELIVERIES

Section 7.1:  Product Receipts into Chevron Facility.  The Parties shall mutually coordinate the receipt of Product into the Chevron Facility.  […] Hawaii Electric Light will provide notice of its proposed barge delivery schedule for the upcoming calendar month to Chevron and Chevron will notify Hawaii Electric Light […] after receipt of the schedule if Chevron will not be able to meet the schedule for any reason.  If Hawaii Electric Light does not receive notification, Chevron shall staff the Chevron Facility as required for the barge deliveries according to Hawaii Electric Light’s schedule and the Parties will mutually coordinate the deliveries of Product by barge into the Chevron Facility.  […]

(a)[…]

(b)On the day before the scheduled barge load date, Hawaii Electric Light will provide Chevron with a cargo load plan.

(c)Once barge loading is complete, Hawaii Electric Light will notify Chevron of an Estimated Time of Arrival (“ETA”) at Hilo Harbor, and any changes to the ETA by email or telephone.

(d)Upon arrival of the barge at Hilo, Chevron Facility personnel shall meet with the Independent Inspector and the barge tankermen for a pre-transfer conference and to complete the transfer document. Chevron shall provide the independent inspector with access to the Chevron Facility for shore tank gauging and shall also assist in testing the shore tank sample for final API, temperature and flash point.

(e)Chevron shall record the start time and end time of the Product transfer on a Tank Receiving Log. Chevron shall also record the hourly receiving tank gauge readings, the barrels received per hour, and the total barrels received. This information shall be provided to the independent inspector and the barge tankermen during Product receipt.

(f)Hawaii Electric Light’s nominated barge shall meet all internal requirements set by Chevron for barges or vessels calling on the Chevron Facility as well as comply with all applicable Law, the vessel acceptance standards as may be applicable to unmanned petroleum tank barges and shall be fit in every way to carry and deliver the Product. Chevron shall provide Hawaii Electric Light with the Chevron Facility’s operations manual and any other applicable safety and operations procedures, and any amendments thereto, during the Term of this Agreement.

Section 7.2: Pipeline Deliveries from the Chevron Facility. Deliveries of Hawaii Electric Light’s Products made by pipeline from the Chevron Facility to Hill Plant shall be mutually coordinated between Chevron Facility personnel and Hawaii Electric Light’s personnel. Chevron shall ensure that one of the Chevron Facility personnel is monitoring the pumping controls at all times while the pipeline is in operation. […]

Section 7.3: Truck Deliveries from the Chevron Facility. Chevron shall grant Hawaii Electric Light or its agent access to the loading portion or side of the Chevron Facility’s truck loading rack for the purpose of loading the Product from the Chevron Facility. Chevron shall not be responsible for any demurrage resulting from Chevron’s delayed access to the loading portion or side of the Chevron Facility’s truck loading rack.

Section 7.4: Demurrage. Neither Hawaii Electric Light nor Chevron assumes any liability to the other for any demurrage on marine vessels or truck equipment which occurs as a result of their respective operations, unless such demurrage is caused by the relevant Party’s negligence or failure to comply with this Agreement.

Section 7.5: Reports.    Chevron agrees to provide (a) reports summarizing receipts and deliveries of Hawaii Electric Light’s Product, into and out of storage, including the quantities of Product received and delivered, the date of each such transaction, (b) reports of the actual inventory of Hawaii Electric Light’s Product in each of the storage tanks covered by this Agreement, (c) volumetric additive reports (“VAR”) when requested by Hawaii Electric Light, up to a limit of one (1) such report per day (Monday through Friday). At the end of each calendar month and prior to the fourth work day of the following month, during the term hereof, Chevron shall provide to Hawaii Electric Light a report, summarizing for such month receipts and deliveries of Hawaii Electric Light’s Product into and out of storage, the beginning storage inventory, the ending inventory, and any Product gain or loss of actual physical inventory over computed inventory. Chevron shall not be obligated to perform any additional administrative duties for Hawaii Electric Light that are not a part of Chevron’s customary administrative duties, as determined by Chevron, other than those reporting duties set forth in this Section, unless Chevron and Hawaii Electric Light agree in writing to such additional duties and compensation, if any, for their performance.

ARTICLE VIII
TERMINAL OPERATING REQUIREMENTS

Section 8.1: Chevron’s Representation and Warranties.

(a)Chevron’s Representations and Warranties. During the Term of this Agreement, Chevron shall maintain in full force and effect, the capability to receive, store, deliver and handle Hawaii Electric Light’s Products sufficient to meet Chevron’s obligations under this Agreement. Upon Hawaii Electric Light’s reasonable request, Chevron shall provide Hawaii Electric Light assurances of Chevron’s ability to perform under this Agreement.

Chevron represents and warrants as to the Effective Date that: (i) the Chevron Facility and the tanks used to store Hawaii Electric Light’s Product are in good serviceable condition, (ii) the Chevron Facility and such tanks are structurally sound, and (iii) the Chevron Facility and such tanks have been and are being operated and maintained in accordance with Good Industry Practice and in compliance with applicable law.

1.	Storage tanks shall be available for incoming barge deliveries of Product.

2.
Subject to Section 7.1 and Section 7.2, Operators and Chevron Facility personnel shall be available for any and all incoming and outgoing Product receipts and deliveries, including loading of Hawaii Electric Light’s tanker trucks at the truck rack and the operation of the pipeline from the Chevron Facility to Hawaii Electric Light’s power plant(s). Once the barge unloading begins, the Chevron

Facility personnel shall continue the unloading through completion of the delivery. Once a pipeline delivery begins, the Chevron Facility personnel shall continue to monitor the pipeline flow through completion of the delivery, including Line Displacement Stock flushes (as required).

Section 8.2:    Chevron Facility Hours of Operation. Except when the Chevron Facility may be closed due to scheduled or necessary but unscheduled maintenance or closure for any reason by a regulatory authority:

(a)    The Chevron Facility shall remain open […]

(b)    Receipt of Hawaii Electric Light’s Product into the Chevron Facility shall be per Section 7.1. […] Chevron shall ensure that one of the Chevron Facility personnel is monitoring the pumping controls at all times while the pipeline is in operation. In the event of an emergency, Chevron shall make reasonable effort to accommodate Hawai’i Electric Light’s request to extend deliveries outside the Normal Pipeline Delivery Schedule.

Chevron shall provide advance notice of all maintenance activities which may result in closure of the Chevron Facility, such as tank inspections and maintenance.

Section 8.3:    Chevron Facility Operating Requirements.

(a)    Hawaii Electric Light, and its agents, contractors or subcontractors, including those providing transportation services from the Chevron Facility shall adhere to all Chevron’s rules and regulations for the Chevron Facility, and to complete and execute such forms and agreements, as Chevron may from time to time require in connection with Chevron Facility safety or operating procedures. Hawaii Electric Light agrees to provide all of its carriers with all safety, equipment, inspection, training and operating procedures and requirements as may be established by Chevron for the Chevron Facility or instructed by Chevron Facility personnel, including any supplements or amendments thereto, and shall cause all of its carriers to conduct themselves in accordance with such procedures and requirements at all times when in or around the Chevron Facility. Each Party agrees that its agents and employees shall comply with all safety regulations of the other when such agents or employees are upon the premises of the other in connection with the performance of this Agreement. Nothing in this Agreement will be construed to deny or otherwise limit Chevron's right to refuse entry to, or to remove immediately from a Chevron Facility, any person or equipment, which in the sole discretion of Chevron, poses a hazard to Chevron Facility personnel or property. If Chevron determines that an unsafe condition exists, Chevron may, in its absolute discretion, temporarily cease operations at the Chevron Facility until such unsafe condition has been remedied or corrected. Hawaii Electric Light acknowledges that the Chevron Facility may be inaccessible or inoperative for periods of time, due to Maritime Security (“MARSEC”) compliance or other similar circumstances, and that in such event Chevron, subject to Section 8.5 below, will not be responsible for any purported damages of any kind due to the unavailability of the Chevron Facility or related equipment.

Section 8.4:    […]

Chevron will be responsible for keeping operating records and performing the maintenance work required by Title 49, Part 195, Code of Federal Regulations, on the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration jurisdiction pipeline and tanks within Chevron's facility unless owned by Hawai’i Electric Light in which case Hawai’i Electric Light shall maintain in accordance with this Section. Documents verifying that the operating and maintenance work has been done must be provided to Hawaii Electric Light.

Section 8.5: [ …]

Section 8.6:    Notice Addresses. Promptly following the Effective Date (and thereafter as staffing changes warrant updates), the Parties will exchange lists of personnel (and their contact information) who shall be contacted for coordination of operational matters, such as scheduling, nominations, and receipt and delivery of Products.

ARTICLE IX
INVOICING AND PAYMENT

Commencing with the Effective Date specified in this Agreement, Hawai’i Electric Light agrees to pay Chevron the following charges as specified in this Agreement and according to Exhibit B (Pricing):

Section 9.1: Invoicing.

(a)    Subject to the quarterly true-up mechanism described in Exhibit B, Chevron shall invoice Hawaii Electric Light monthly for the Terminalling Services Fee or the Discounted Terminalling Services Fee (as applicable) multiplied by the total of volume of Hawaii Electric Light’s Product actually delivered into storage at the Chevron Facility during the immediately preceding month. Original invoices shall include full documentation, as approved by both Parties, including reports of the independent inspector, any laboratory analyses, price calculation, and any other documents having to do with the quality, quantity and receipt of Product. This may include other fees and charges as set forth in this Agreement and as may be agreed upon in a signed writing between the Parties from time to time during the Term of this Agreement. Invoices and documentation shall be prepared and sent each calendar month.

(b)    If applicable to any consideration due under this Agreement, the invoice shall also include the amount of any transaction taxes which Chevron proposes to collect or for which it will seek reimbursement from Hawaii Electric Light, and Chevron’s tax registration number. Chevron shall separately state invoice items to reduce transaction taxes if requested by Hawaii Electric Light and as permitted by applicable Laws.

(c)    Invoices and documentation shall be prepared and sent each calendar month by U.S. first class mail, postage prepaid, by electronic transmission (electronic mail, with receipt confirmed) to Hawai’i Electric Light at the following address:

Via email to: Curtis.Hong@hawaiianelectriclight.com

And via USPS mail to:

Hawaii Electric Light Company, Inc.
P. O. Box 1027
Hilo, Hawaiʿi 96721
Attention: Production Fuel Department, Chenoa Haa
Ph: [...]

Section 9.2: Payment. All payments under this Agreement shall be due payable within […]
from Hawaii Electric Light’s receipt of Chevron’s monthly invoice. Payment due date is the date payments are to reach Chevron. If such date falls on a Sunday or a holiday, payment shall be received the following business day. Any payment not made within […] after receipt of such monthly invoice will begin bearing interest at an annual rate of interest equal to the “Base Rate” of interest published by […] but not to exceed the maximum allowed by law, until such payment is made.

For Payment of Invoices and questions concerning invoices shall be directed as provided in the invoice or to the following:
Chevron Products Company
Chevron Business Support Center S.A.
Attn: Diego Tomas Erdocia
Email: nalstock@chevron.com
Section 9.3: Method of Payment. […]

Section 9.4: Chevron’s Lien. Chevron reserves, and is hereby granted by Hawaii Electric Light, a lien and security interest (which shall be in addition to and not in lieu of any rights otherwise provided by law) on such amount of Hawaii Electric Light’s Product stored at the Chevron Facility whose market value equals any amounts owed to Chevron hereunder which have not been paid when due under this Agreement (only to that extent and not further), which lien and security interest may be enforced upon thirty (30) days prior written notice by Chevron in any reasonable manner including private or public sale.

Section 9.5:    […]

ARTICLE X
TITLE, CUSTODY AND RISK OF LOSS

Section 10.1: Title and Custody. Title to the Product stored and/or handled hereunder shall always remain with Hawaii Electric Light. Chevron shall be deemed to have custody of and responsibility, including risk of loss and damage for purposes of Article V, for the Product starting from the time during receipt when it passes (a) the last valve prior to the Chevron Facility tank on marine receipts into the Chevron Facility; and (b) on the date of book or stock transfers. Hawaii Electric Light shall be deemed to have regained custody of any responsibility for the Product during delivery from the Chevron Facility starting from the time when Product passes the Chevron Facility’s last flange connecting to Hawaii Electric Light’s designated truck or into Hawaii Electric Light’s owned pipeline. Chevron shall not have responsibility or custody of any Product while in any pipeline that is not owned or used exclusively by Chevron.

ARTICLE XI
INSURANCE

Section 11.1: Insurance Requirements.

(a)The Terminalling Services Fee or Discounted Terminalling Services Fee (as applicable) does not include any costs for first party property insurance covering damage to or loss of Hawaii Electric Light’s Product while it is in the custody of Chevron, it being expressly understood and agreed that such insurance, if desired by Hawaii Electric Light, shall be carried by Hawaii Electric Light at its own expense.

(b)    Chevron and Hawaii Electric Light and/or anyone acting under either Party’s direction or control or on either Party’s behalf shall maintain, at its sole cost, at all times while performing under this Agreement, the following insurance coverage with providers satisfactory to each Party with limits not less than but not limited to those limits required below (the “Insurance”):

1.
Commercial General Liability Insurance (including but not limited to coverage for each Party’s obligation hereunder to defend and/or indemnify each Party) with limits of not less than [...] each occurrence and [...] general aggregate; CG 2503, or its equivalent, amending aggregate limits shall apply.

2.
Business Automobile Liability Insurance covering all vehicles used by each Party in their operations with a limit of liability of not less than: [...] each occurrence for bodily injury and property damage combined, such policy to be endorsed with MCS-90 and CA 99 48, or its equivalent, when hazardous material transportation is involved.

3.
Workers’ Compensation Insurance and/or Longshoremen’s and Harbor workers’ Compensation Insurance as required by laws and regulations applicable to and covering employees of each Party performing under this Agreement.

4.
Employers’ Liability Insurance protecting each Party against common law liability, in the absence of statutory liability, for employee bodily injury arising out of the master-servant relationship with a limit of not less than [...] Each Accident, [...] Disease-Policy Limit, [...] Disease-Each Employee.

(c)    Chevron and Hawaii Electric Light and/or anyone acting under either Party’s direction or control or on either Party’s behalf shall maintain all coverage required pursuant to the Oil Pollution Act of 1990 and the regulations promulgated thereunder, as the same may be in effect from time to time. Pollution Legal Liability Insurance (including but not limited to coverage for their obligation hereunder to defend and/or indemnify the other Party with limits of not less than [...] each occurrence.

(d)    Each Party’s Insurance policies shall provide a blanket waiver of subrogation in favor of the other Party, allow for the separation of insureds and give written notice of cancellation or material change. Notice of cancellation or change shall not affect the insurance until thirty (30) days after written notice is received by either Party. Any deductible or retention of insurable risks shall be for the other Party’s account.

(e)    The Insurance required in Section 11.1 (b), subsections (1) through (4), shall name the other Party (and its members, subsidiaries, Affiliates and joint venture partners to the extent of their interest) as additional insureds to the extent of the other Party’s indemnity obligations under this Agreement.

(f)    Failure of either Party to provide evidence of the Insurance or purchase Insurance in compliance with this Section shall not relieve each Party of its obligations in this Section.

(g)    […]

ARTICLE XII
FORCE MAJEURE

Section 12.1:      [...]

ARTICLE XIII
COMPLIANCE WITH LAWS AND REGULATIONS

Section 13.1:    Compliance with Laws and Regulations.

(a)    Chevron and Hawaii Electric Light hereby agree to comply fully in the performance of this Agreement with all current industry and ASTM rules and regulations, and all applicable Laws, including but not limited to the inspection, testing and maintenance of tanks, pipelines and related Chevron Facility infrastructure, fuel spills, and emergency response plans and drills. In addition, Hawaiʿi

Electric Light and Chevron each agree to file all reports as may be required by state and local jurisdictions which are applicable to Hawaii Electric Light and/or Chevron.

(b)    In the event, at any time after the date this Agreement is entered into, any Governmental Authority shall require the installation or modification of the facilities or fixtures of the Chevron Facility used in the storage and handling of Hawaii Electric Light’s Product during the Term of this Agreement, as required by new Laws, or require changes in Chevron’s normal operating procedures related to the storage and handling of Hawaii Electric Light’s Product, Chevron shall notify Hawaii Electric Light of the necessity and cost of such installation of facilities or fixtures or changes in operating procedures, and Chevron and Hawaii Electric Light shall work, in good faith, to allow such installation of facilities or fixtures or to make such necessary changes to Chevron’s operating procedures and to adjust the compensation under this Agreement to reflect Chevron’s additional costs of compliance should the cost of compliance be solely attributed to providing Hawaii Electric Light the Terminalling Services described herein. In the event Hawaii Electric Light decides that such increase in costs or change in operating procedure is too onerous or prohibitive, Hawaii Electric Light may, upon thirty (30) days written notice to Chevron, terminate this Agreement or cancel those portions of this Agreement which are affected. To the extent that Hawaii Electric Light cancels portions of this Agreement, there shall be an equivalent reduction of the fees due under this Agreement and Hawaii Electric Light expressly relieves Chevron of any and all obligations hereunder to provide facilities and/or Terminalling Services covered by those cancelled portions of this Agreement.

Section 13.2:    Material Safety Compliance for Third Party Products. In the event Chevron is not the fuel supplier for the Products, Hawaii Electric Light shall furnish to Chevron health, safety and environmental information (including without limitation Material Safety Data Sheets, “HSE Data”) concerning health, safety and environmental aspects of Hawaii Electric Light’s Products, including health, safety and environmental warnings, if any, required by applicable Law. Chevron shall not be entitled to rely upon such HSE Data as being an inclusive presentation of all potential health, safety and environmental risks associated with Hawaii Electric Light’s Products. Each Party shall furnish HSE Data to, and otherwise inform, its respective nominated vessels of all such risks, and the request the master to advise and instruct all crew, seamen and employees about the hazards, if any, associated with Hawaii Electric Light’s Products, and the safe and proper methods of handling and storing fuel. Compliance by Chevron with recommendations in HSE Data shall not excuse the Chevron from its obligations under Article XV and this Section 13.2.

Section 13.3:     Permits and Licenses. Chevron shall secure and pay for all required permits and licenses, and shall comply with all applicable Law (including the provisions of the Occupational Safety and Health Act of 1970 and all amendments thereto, and the DOT Hazardous Materials Regulations), and shall indemnify, defend and save Hawaii Electric Light harmless from any and all liability, fines, damage, cost and expense, including but not limited to reasonable attorneys’ fees and costs, arising from Chevron’s failure to do so.

Section 13.4:     […]

ARTICLE XIV
RELEASES

Section 14.1: Spills/Environmental Pollution. In the event of any Product spill or discharge or other environmental pollution caused by or in connection with Hawaii Electric Light’s delivery or receiving operations, prior to the time that Chevron has obtained custody of the Product or after Hawaii Electric Light has received product and regained custody of product in accordance with Article IX (Title, Custody and Risk of Loss) of this Agreement, Chevron may commence containment or clean-up operations as deemed appropriate or necessary by Chevron or required by any Governmental Authorities and shall notify Hawaii Electric Light immediately of such operations. Except to the extent such spill or discharge caused by or in connection with Hawaii Electric Light’s delivery or receiving operations (where Chevron does not have custody of the Product) is the result of Chevron’s negligence or willful misconduct or Chevron’s failure to use Good Industry Practice or comply with applicable Law, all reasonable costs of containment or clean-up shall be borne by Hawaii Electric Light. In the event of any Product spill or discharge or other environment pollution caused by or in connection with Chevron’s storage and transfer operations at the Chevron Facility or while Chevron has custody of the Product in accordance with Article X (Title, Custody and Risk of Loss), Chevron shall commence containment or clean-up operations as deemed appropriate or necessary by Chevron or required by any Governmental Authorities and shall notify Hawaii Electric Light immediately of such operations. In the event of any Product spill or discharge or other environmental pollution caused by or in connection with Chevron’s storage and transfer operations at the Chevron Facility or any other time after Chevron has obtained custody of the Product in accordance with Article X of this Agreement, all reasonable costs or clean-up shall be borne by Chevron, except to the extent such spill or discharge caused by or in connection with Chevron’s storage or transfer operations at the Chevron Facility is the result of Hawaii Electric Light’s gross negligence or willful misconduct. In the event a third party is legally liable for costs and expenses borne by Chevron or Hawaii Electric Light under this Section, either Party shall reasonably cooperate with the other for the purpose of obtaining reimbursement.

Section 14.2:    Pollution Mitigation.

(a)When an escape or discharge of Product, oil or any polluting substance occurs in connection with or is caused by Chevron’s or its agent’s vessel or occurs from or is caused by discharging operations, Chevron or its agents shall promptly take whatever measures are necessary or reasonable to prevent or mitigate environmental damage, without regard to whether or not said escape or discharge was caused by the negligence or willful misconduct of Chevron’s equipment or Chevron or Hawaiian Electric or others. Failing such action Chevron or its agents, Hawaiian Electric, on Chevron’s behalf, may promptly take whatever measures are reasonably necessary to prevent or mitigate pollution damage and notify Chevron as soon as practicable thereafter of such actions. Each Party in good faith shall keep the other advised of the nature and results of the measures taken, and if time permits, the nature of the measures intended to be taken.

(b)[...]

(c)Notwithstanding any other provision in this Agreement, the foregoing provisions shall be applicable only between Chevron and Hawaiian Electric and shall not affect, as between Chevron and Hawaiian Electric, any liability that either Chevron or Hawaiian Electric shall have to any third parties, including the State of Hawaii and the U.S. Government, if either Party shall have such liability.

Section 14.3:    Operational Contacts. Promptly following the Effective Date (and thereafter as staffing changes warrant updates), the Parties will exchange lists of personnel (and their contact information) who shall be immediately contacted in the event of any accident, spill, or reportable incident incurred under the performance of this Agreement.

ARTICLE XV
INDEMNITY

Section 15.1: Indemnity. To the fullest extent permitted by applicable Law and except as specified otherwise elsewhere in this Agreement:

Chevron shall defend, indemnify and hold harmless Hawaii Electric Light, its parent, Affiliates and subsidiary companies and their directors, employees and agents for and against any loss, damage, claim, suit, liability, fine, penalty, judgment and/or expense (including attorneys’ fees and other costs of litigation) (collectively “Liability(ies)”), arising from injury, disease or death of any persons, damage to or loss of any property, or discharges or spills or leaks of Product, to the extent that any of the foregoing is caused by, arises out of, or results from (i) the negligent acts or omissions or willful misconduct of Chevron, its employees, agents, or contractors in the performance of this Agreement or operation of the Chevron Facility (ii)   Chevron’s, its agents’ or contractors’ failure to comply with all applicable Laws, or (iii) Chevron’s breach of this Agreement (including Chevron’s failure to provide Terminalling Services in accordance with Good Industry Practice).

Hawaii Electric Light shall defend, indemnify and hold harmless Chevron, its members, subsidiaries, Affiliates and joint venture partners and their directors, employees and agents for and against any Liabilities, arising from injury, disease or death of any persons, damage to or loss of any property (including, but not limited to Chevron’s facilities), or discharges or spills or leaks of product, to the extent that any of the foregoing is caused by, arises out of or results from the (i) negligent acts or omissions or willful misconduct of Hawaii Electric Light , its employees, agents, or contractors, Hawaiʿi in the exercise of any of the rights granted to Hawaii Electric Light hereunder or in the operation, loading or unloading of any motor vehicle or vessel owned or hired by Hawaii Electric Light , its agent or contractors (ii) Hawaii Electric Light’s, its agents’, or contractors’ failure to comply with all applicable Laws, or (iii) Hawaii Electric Light’s breach of this Agreement.

In the event Hawaii Electric Light and Chevron are jointly responsible for any liability(ies), then the Parties shall jointly share responsibility and indemnify each other for the liability(ies) in proportion to each Party’s contribution to the injury, disease, or death of any persons, damage to or loss of property, or discharge, leak, or spill of Product.

Any action by either Party must be brought within two (2) years after the cause of action arose.

Chevron or Hawaii Electric Light, as soon as practicable after receiving notice of any suit brought against it within this indemnity, shall furnish to the other full particulars within its knowledge thereof and shall render all reasonable assistance requested by the other in the defense. Each shall have the right, but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and/or settlement thereof without relieving the other of any obligations hereunder. The Parties’ obligations under this Section shall survive any termination of this Agreement.

ARTICLE XVI
DEFAULT

Section 16.1:    Default. A material breach of any of the terms and conditions of this Agreement by either Party shall constitute a default hereunder. Upon default, the non-defaulting Party shall, within [...] of knowledge thereof, notify, in writing, the defaulting Party of the particulars of such default and (unless a different cure period is provided herein, including under Section 9.5(a)) the defaulting Party shall have [...] thereafter to cure such default. In the event of default and defaulting Party’s failure to cure during the cure period, the non-defaulting Party shall also have the option to terminate this Agreement upon written notice to the defaulting Party. The waiver by the non-defaulting Party of any right hereunder shall not operate to waive any other right nor operate as waiver of that right at any future date upon another default by either Party hereunder.

Section 16.2:    Limitation of Liability.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR, AND EACH PARTY SHALL RELEASE THE OTHER PARTY FROM AND AGAINST, ANY PUNITIVE DAMAGES, EXEMPLARY DAMAGES, LOST USE, LOSS OF PROFITS OR REVENUE, LOSS OF OPPORTUNITY, LOSS OF PRODUCTION, OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR CONTINGENT DAMAGES OF ANY KIND WHETHER BASED IN CONTRACT, TORT (INCLUDING WITHOUT LIMITATION NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR OTHERWISE  WHICH MAY BE SUFFERED BY SUCH PARTY IN CONNECTION WITH THIS AGREEMENT; THIRD PARTY DAMAGES SUBJECT TO INDEMNIFICATION UNDER THIS AGREEMENT ARE NOT LIMITED BY THIS SECTION.

ARTICLE XVII

NOTICE

Section 17.1: Notices. Any notice required or permitted hereunder by one Party to the other shall be in writing and the same shall be given and shall be deemed to be served and given if (1) delivered in person to the address set forth in this Agreement for the Party to whom the notice is given, or (2) if placed in the United States mail, postage prepaid, addressed to the Party at the address set forth in this Agreement, or (3) sent by facsimile with receipt acknowledged. The addresses for Hawaiian Electric, Hawaii Electric Light and Chevron shall be as specified in this Agreement. From time to time, either Party may designate another address for the purpose of this Agreement by giving to the other Party notice of such change of address, which shall be effective fifteen (15) days after the giving of such notice.
Hawaiian Electric:
Hawaiian Electric Company, Inc.
P. O. Box 2750
Honolulu, Hawaiʿi 96840-0001
Attention: Director of Fuels Operations - mailstop CIP3-IF
Facsimile: [...]

Hawaii Electric Light:
Hawaii Electric Light Company, Inc.
P. O. Box 1027
Hilo, Hawaiʿi 96721
Attn: Environmental Fuels Office, Curtis Hong
Tel: [...]
Cell: [...]
Facsimile: [...]

Chevron:
Chevron Products Company
91-480 Malakole Street
Kapolei, HI 96813
Attn: Coordinator, Value Chain Optimization
Tel: [...]
Facsimile: [...]

Section 17.2: Routine Communications. The Parties may from time to time by notice hereunder designate persons or parties to whom routine communications may be directed, including via email, with a view to facilitating mutual and expeditious performance by the Parties hereunder.
ARTICLE XVIII
GENERAL PROVISIONS

Section 18.1:    Waiver and Severability. If any section or provision of this Agreement or any exhibit or rider hereto is held by any court or other competent authority or be illegal, unenforceable or invalid, the remaining terms, provisions, rights and obligations of this Agreement shall not be affected. The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. In no event shall any waiver by either Party of any default under this Agreement operate as a waiver of any further default.

Section 18.2:    […] this Agreement effective immediately upon notice to the Party attempting such assignment or transfer.

Section 18.3:    Conflicts of Interest.

(a)    Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, no Party, nor any director, employee, or agent of a Party shall give to or receive from any director, employee or agent of the other Party any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, no Party nor any director, employee or agent of a Party shall enter into any business arrangement with any director, employee or agent of the other Party (or any Affiliate), unless such person is acting for and on behalf of the other Party, without prior written notification thereof to the other Party.

(b)    In the event of any violation of Section 18.3(a), including any violation occurring prior to the Effective Date of this Agreement which resulted directly or indirectly in one Party’s consent to enter into this Agreement with the other Party, such Party may, at its sole option, terminate this Agreement at any time and shall be relieved of any further obligation under this Agreement.

(c)    Both Parties agree to immediately notify the other of any violation of Section 18.3 (a).

(d)    Option to Terminate. In the event of any violation of Section 18.3, including any violation occurring prior to the Effective Date of this Agreement which resulted directly or indirectly in one Party’s consent to enter into this Agreement with the other Party, such Party may, at its sole option, terminate this Agreement at any time and, except for obligations to pay in full in United States currency for the outstanding payment obligations hereunder, shall be relieved of any further obligation under this Agreement.

(e)    Notice of Violation. Both Parties agree to immediately notify the other of any violation of Section 18.3.

(f)    Records. The Parties shall maintain true and correct records in connection with their obligations under this Agreement and all related transactions and shall retain all such records for at least twenty-four (24) months after termination of this Agreement. An independent auditor appointed and paid for by Chevron may upon reasonable notice after the Effective Date of this Agreement until twenty-four (24) months after termination of this Agreement make an audit of the records of Hawaii Electric Light for the sole purpose of determining compliance with Section 18.3. The auditor shall be advised to not reveal information from any audit to Chevron except if there has been a breach of Section 18.3 and if so, on that topic, and nothing more.

(g)    Auditing and Inspection. Hawaii Electric Light, at its expense, shall have the right during the Term of this Agreement: (a) to make periodic operational inspections of the Chevron Facility, (b) to conduct audits of any pertinent records including meter proving and additive calibration records and including those that substantiate Chevron’s charges to Hawaii Electric Light, and (c) to conduct physical verifications of the amount of Product stored at the Chevron Facility provided all such inspections shall be made during Chevron’s normal working hours and after reasonable notice to Chevron such that performance of said inspections will not disrupt Chevron’s operations.

Section 18.4:    Governing Law and Jurisdiction. This Agreement shall be construed in accordance with, and all disputes arising hereunder shall be determined in accordance with, the laws of the State of Hawaiʿi, U.S.A. Hawaiʿi shall be the exclusive venue for any litigation arising hereunder. Each Party agrees and consents that any dispute, litigation, action or proceeding arising out of this Agreement, however defined, shall be brought exclusively in the State of Hawaiʿi in a court of competent jurisdiction.

Section 18.5:    Entire Agreement/Modification. This Agreement shall constitute the entire understanding between the Parties with respect to all matters and things herein mentioned. It is expressly acknowledged and agreed by and between the Parties that neither Party is now relying upon any collateral, prior or contemporaneous agreement, assurance, representation or warranty, written or oral, pertaining to the subject matter contained herein. This Agreement shall not be modified or changed except by written instrument executed by the duly authorized representatives of the Parties hereto.

Section 18.6:    Agreement Is Not an Asset. This Agreement shall not be deemed to be an asset of either Party, and, at the option of a Party, shall terminate in the event of any voluntary or involuntary receivership, bankruptcy or insolvency proceedings affecting the other Party.

Section 18.7:    Status of the Parties.

(a)    Independent Contractor. Nothing in this Agreement shall be construed to constitute either Party as a joint venturer, co-venturer, joint lessor, joint operator or partner of the other. In performing services pursuant to this Agreement, Chevron is acting solely as an independent contractor maintaining complete control over its employees and operations. Neither Chevron nor Hawaii Electric Light is authorized to take any action in any way whatsoever for or on behalf of the other, except as may be necessary to prevent injury to persons or property, or, in accordance with Section 14.2, to contain, reduce or clean up any spills that may occur.

(b)    Chevron U.S.A. Inc. concludes some of its business (including the transactions contemplated hereunder) in the name of its division, Chevron Products Company. So long as Chevron Products Company is a division or an Affiliate of Chevron U.S.A. Inc., Chevron U.S.A. Inc. shall be fully responsible and liable for the performance of all of Chevron Product Company’s obligations hereunder.

Section 18.8:    Headings. The headings or captions are for convenient reference only and have no force or effect or legal meaning in the construction or enforcement of this Agreement.

Section 18.9:    Confidentiality and Non-Disclosure.

(a)Each Party may have a proprietary interest or other need for confidentiality in information that may be furnished to the other pursuant to this Agreement, including the pricing, volume, duration or other commercial terms under this Agreement (collectively, “Confidential Information”). The Party disclosing such information shall be referred to in this Section as the “Disclosing Party,” and the Party receiving such information shall be referred to as the “Receiving Party.”

(b)The Receiving Party will hold in confidence and, without the consent of the Disclosing Party, will not use, reproduce, distribute, transmit, or disclose, directly or indirectly, the Confidential Information of the Disclosing Party except as permitted herein. A Party may disclose Confidential Information if, but only to the extent, the disclosure: (i) is required by Law; (ii) is required to enable a Party to enforce its rights or remedies under this Agreement; (iii) is made to a Party’s officers, directors, employees, professional advisors, independent contractors or consultants, who are subject to a duty of confidentiality; (iv) is to a third party who is required to maintain the confidentiality of the information under a written confidentiality agreement and the disclosure is made in connection with a potential (1) sale of the stock or partnership interests in a Party, or (2) sale or other disposition of all or substantially all of the assets or facilities which would primarily benefit from or support performance of this Agreement; or (3) is to a third party who is required to maintain the confidentiality of the information under Law or a written confidentiality agreement and the disclosure is made to prospective lenders or actual lenders. In the event Confidential Information is required to be disclosed by the Receiving Party pursuant to Law, the Receiving Party shall disclose only that part of the Confidential Information that it is required to disclose and shall notify the Disclosing Party prior to such disclosure in a timely fashion in order to permit the Disclosing Party to lawfully attempt to prevent or restrict such disclosure should it so elect, and shall take all other reasonable and lawful measures to ensure the continued confidential treatment of the same by the Party to which the Confidential Information is disclosed. Without limiting the foregoing, the Receiving Party agrees that it will exercise at least the same standard of care in protecting the confidentiality of the Disclosing Party’s Confidential Information as it does with its own Confidential Information of a similar nature, but in any event, no less than reasonable care.

(c)Confidential Information for purposes of this Agreement shall not include information to the extent that the Receiving Party establishes that the information: (i) is or becomes a part of the public domain through no act or omission of the Receiving Party; (ii) was in the Receiving Party’s lawful possession prior to the disclosure and had not been obtained by the Receiving Party either directly or indirectly from the Disclosing Party; or (iii) is lawfully disclosed to the Receiving Party by a third party without restriction on disclosure.

(d)Any provision herein to the contrary notwithstanding, Hawaii Electric Light may disclose Confidential Information to the Commission, the Consumer Advocate, and/or any other governmental regulatory agency with notice to, but without need of prior consent by Chevron, provided that Hawaii Electric Light takes reasonable steps to obtain approval to submit the same under seal or under other procedures designed to preserve the confidentiality of the Confidential Information.

Section 18.10:    Financial Compliance/Capital Lease/No Consolidation.

(a)    Chevron shall provide or cause to be provided to Hawaiian Electric on a timely basis, as reasonably determined by Hawaiian Electric, all information, including but not limited to information that may be obtained in any audit referred to below (the “Information”), reasonably requested by Hawaiian Electric for purposes of permitting Hawaiian Electric and its parent company, Hawaiian Electric Industries (“HEI”), to comply with the requirements (initial and on-going) of (i) identifying variable interest entities and determining primary beneficiaries under the accounting principles of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, Consolidation (“FASB ASC 810”), (ii) Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), (iii) FASB ASC 840 Leases (“FASB ASC 840”), and (iv) all clarifications, interpretations and revisions of and regulations implementing FASB ASC 810, SOX 404, and FASB ASC 840, Securities and Exchange Commission, the Public Company Accounting Oversight Board, Emerging Issues Task Force or other governing agencies. In addition, if required by Hawaiian Electric in order to meet its compliance obligations, Chevron shall allow Hawaiian Electric or its independent auditor, to audit, to the extent reasonably required Chevron’s financial records, including its system of internal controls over financial reporting; provided that Hawaiian Electric shall be responsible for all costs associated with the foregoing, including but not limited to Chevron’s reasonable internal costs.

(b)If there is a change in circumstances during the Term that would trigger consolidation of Chevron’s finances on to Hawaiian Electric’s balance sheet, and such consolidation is not attributable to Hawaiian Electric’s fault, then the Parties will take all commercially reasonable steps, including modification of this Agreement, to eliminate the consolidation, while preserving the economic “benefit of the bargain” to both Parties. Notwithstanding the foregoing, if for any reason, at any time during the Term, Hawaiian Electric (and/or Hawaiian Electric’s Affiliates or HEI) in their good faith analysis and sole discretion are required to consolidate Chevron into its financial statements in accordance with U.S. generally accepted accounting principles, then Hawaiian Electric may take any and all action necessary to eliminate consolidation, including without limitation, by immediately terminating this Agreement without fault or liability.

(c)If there is a change in circumstances during the Term that would trigger the treatment of this Agreement as a capital lease under FASB ASC 840, and such treatment is not attributable to Hawaiian Electric’s fault, then the Parties will take all commercially reasonable steps, including modification of this Agreement, to eliminate the capital lease treatment, while preserving the economic “benefit of the bargain” to both Parties. Notwithstanding the foregoing, if for any reason, at any time during the Term, Hawaiian Electric (and/or Hawaiian Electric’s Affiliates, or HEI) in their good faith analysis and sole discretion are required to treat this Agreement as a capital lease under FASB ASC 840, then Hawaiian Electric may take any and all action necessary to eliminate this capital lease treatment, including without limitation, by immediately terminating this Agreement without fault or liability.

(d)Hawaiian Electric shall, and shall cause HEI to, maintain the confidentiality of the Information as provided in this Section 18.10. Hawaiian Electric may share the Information on a confidential basis with HEI and the independent auditors and attorneys for Hawaiian Electric and HEI. (Hawaiian Electric, HEI, and their respective independent auditors and attorneys are collectively referred to in this Section 18.10 as “Recipient”). If either Hawaiian Electric or HEI, in the exercise of their respective reasonable judgments, concludes that consolidation or financial reporting with respect to Chevron and/or this Agreement is necessary, Hawaiian Electric and HEI each shall have the right to disclose such of the Information as Hawaiian Electric or HEI, as applicable, reasonably determines is necessary to satisfy applicable disclosure and reporting or other requirements and give Chevron prompt written notice thereof (in advance to the extent practicable under the circumstances). If Hawaiian Electric or HEI disclose Information pursuant to the preceding sentence, Hawaiian Electric and HEI shall, without limitation to the generality of the preceding sentence, have the right to disclose Information to the Commission and the Consumer Advocate in connection with the Commission’s rate making activities for Hawaiian Electric and other HEI affiliated entities, provided that, if the scope or content of the Information to be disclosed to the Commission exceeds or is more detailed than that disclosed pursuant to the preceding sentence, such Information will not be disclosed until the Commission first issues a protective order to protect the confidentiality of such Information. Neither Hawaiian Electric nor HEI shall use the Information for any purpose other than as permitted under this Section 18.10.

(e)In circumstances other than those addressed in the immediately preceding paragraph, if any Recipient becomes legally compelled under applicable Law or by legal process (e.g., deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or a portion of the Information, such Recipient shall undertake reasonable efforts to provide Chevron with prompt notice of such legal requirement prior to disclosure so that Chevron may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 18.10. If such protective order or other remedy is not obtained, or if Chevron waives compliance with the provisions of this Section 18.10, Recipient shall furnish only that portion of the Information which it is legally required to so furnish and shall use reasonable efforts to obtain assurance that confidential treatment will be accorded to any disclosed material.

(f)    The obligation of nondisclosure and restricted use imposed on each Recipient under this Section 18.10 shall not extend to any portion(s) of the Information which (a) was known to such Recipient prior to receipt, or (b) without the fault of such Recipient is available or becomes available to the general public, or (c) is received by such Recipient from a third party not bound by an obligation or duty of confidentiality.

Section 18.11:    Miscellaneous. If any section or provision of this Agreement or any exhibit hereto shall be determined to be invalid by applicable law, then for such period that the same is invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.

The failure of a Party hereunder to assert a right to enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation.

This Agreement shall be deemed to have been entered into in the State of Hawaiʿi and the laws of the State of Hawaiʿi shall be applicable in the construction of the terms and provisions hereof and in the determination of the rights and obligations of the Parties hereunder.

This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto, and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties hereafter.

Section 18.12: Counterparts.
This Agreement may be executed in as many counterparts as desired by the Parties, any one of which shall have the force and effect of any original but all of which together shall constitute the same instrument. This Agreement may also be executed by exchange of executed copies via facsimile or other electronic means, such as PDF, in which case - but not as a condition to the validity of this Agreement - each Party shall subsequently send the other Party by mail the original executed copy. A Party’s signature transmitted by facsimile or similar electronic means shall be considered an “original” signature for purposes of this Agreement.
[Signatures follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

CHEVRON PRODUCTS COMPANY, a division of Chevron U.S.A. Inc.
Signature: /s/ Billy Liu Name: Billy Liu Title: Hawaii VCO Coordinator

HAWAII ELECTRIC LIGHT, INC.	HAWAII ELECTRIC LIGHT, INC.
Signature: /s/ Jay Ignacio ___________________________________ Name: Jay Ignacio Title: President	Signature: /s/ Tayne Sekimura ________________________________________ Name: Tayne Sekimura Title: Sr. VP & Chief Financial Officer

EXHIBIT A
DIESEL SPECIFICATIONS
The Diesel to be supplied hereunder shall be of regular commercial grade of Diesel Fuel No. 2 and have the following specifications:

Item	Units	Specification Limits	Test Method
Gravity @ 60°F	°API, Specific	30.0 min., .88 min.	D1298 or D4052-86
Viscosity @ 100 DF	SSU	32.3 - 40.0	D445, D2161
BTU content *	MM BTU/BBL	5.84	Calculated or D240
Heat Value, Net	MM BTU/BBL	Report	Calculated or D240
Flash Point, PM	°F	150 min.	D93, D6450
Pour Point *	°F	35	D97
Ash	PPM, wt.	100 max.	D482
Cetane Index		40 min.	D4737
Carbon Residue,
10% Residuum	%, wt.	0.35 max.	D524
Sediment & Water	%, vol.	0.05 max.	D1796
Sulfur	%, wt.	0.40 max.	D1552, D2622 or
D4294
Distillation
90% Recovered	°F	540 - 650	D86
Sodium+Potassium	PPM, wt.	0.5 max.	D3605
Sodium+Pot+Lithium	PPM, wt.	Report	D3605
Vanadium **	PPM, wt.	0.8	D3605
Nitrogen ***	PPM, wt.	120	D4629 or D5762

IFO SPECIFICATIONS
The IFO to be supplied hereunder shall be a regular commercial grade of Industrial Fuel Oil No. 6, having the following specifications:

Item	Specifications	ASTM Test Method
Gravity @ 60°F, API	6.5 min.	D1298 or D4052-86
Flash, °F	150 min.	D93, D6450
Viscosity, SSF @ 122°F	179 min., 226 max.	D445/D2161
Pour Point, °F	55 max.	D97
Sulfur, % Wt.	2.00 max	D1552, D2622 or D4294
Sediment & Water, % Vol.	0.5 max.	D1796
BTU content *, MM BTU/BBL	6.0	D240
Vanadium **, PPM wt.	100	D5863
Nitrogen ***, PPM wt.	6500	D5762 or D4629

[End of Exhibit A]

EXHIBIT B
(Pricing)

[ … ]

[ … ]

[End of Exhibit B]